Exhibit 21.1

LIST OF SUBSIDIARIES OF

TTM TECHNOLOGIES, INC.

Name of Subsidiary	State/Country of Incorporation
TTM Technologies (Asia Pacific) Limited	Hong Kong
TTM Technologies Cayman Limited	Cayman Islands
TTM Technologies International Limited	Cayman Islands
Meadville Aspocomp (BVI) Holdings Limited	British Virgin Islands
Asia Rich Enterprises Limited	British Virgin Islands
Aspocomp Electronics India Private Limited	India
TTM Technologies China Limited	Hong Kong
OPC Manufacturing Limited	Hong Kong
TTM Technologies Trading (Guangzhou) Co., Ltd.	China
Dongguan Meadville Circuits Limited	China
TTM Technologies North America, LLC	Delaware
Wirekraft Industries, LLC	Delaware
TTM Technologies Europe Limited	United Kingdom
TTM Technologies Toronto, Inc.	Ontario
TTM Technologies Trading (Asia) Company Limited	Hong Kong
TTM Services (Singapore) PTE Ltd.	Singapore
Merix Printed Circuits Technology Limited	China
TTM Technologies Services (BVI) Limited	British Virgin Islands
Viasystems Asia Pacific Company Limited	Hong Kong
TTM Technologies (Hong Kong) Co., Ltd.	Hong Kong
TTM Technologies Shared Services (Guangzhou) Co. Ltd.	China
TTM Technologies International (Switzerland) GmbH	Switzerland
Viasystems EMS (Shenzhen) Co. Ltd.	China
Shanghai Viasystems EMS Co. Ltd.	China
Guangzhou Termbray Electronics Technologies Company Limited	China
Kalex Multilayer Circuit Board (Zhongshan) Ltd.	China
Metropole A Limited	Hong Kong
Metropole B Limited	Hong Kong
Anaren, LLC	Delaware
Anaren Ceramics, Inc.	New Hampshire
Anaren Communication (Suzhou) Co. Ltd.	China
Anaren GP, Inc.	New York
Anaren Microwave, Inc.	Delaware
Unicircuit, Inc.	Colorado
TTM Technologies Japan Kabushiki Kaisha	Japan
TTM Printed Circuit Group, LLC	Delaware
TTM Technologies Malaysia SDN. BHD.	Malaysia
Telephonics Corporation	Delaware
ISC Farmingdale Corporation	New York
TTM Technologies Tel Aviv Ltd.	Israel
TTM RF & Specialty Components, LLC	Delaware